Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Aduro Clean Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	457(o)	US$6,318,680(2)(3)	0.00014760	US$932.64
Fees to Be Paid	Other	Underwriter's warrants	457(g)	-	-	-(4)
Fees to Be Paid	Equity	Common Shares	457(g)	US$347,528(5)	0.00014760	US$51.30
Fees Previously Paid	-	-	-	-	-	-
		Total Offering Amounts		US$6,666,208		US$983.94
		Total Fees Previously Paid				US$895.38
		Total Fee Offsets				US$895.38
		Net Fee Due				US$88.56

(1)

Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional common shares of Aduro Clean Technologies Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Includes common shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares, if any.

(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents common shares underlying the warrants issuable to the underwriter to purchase up to an aggregate of 5% of the common shares sold in the offering at an exercise price equal to 110% of the public offering price. The underwriter warrants will be exercisable during the four-and-a-half year period commencing six months after the effective date of the registration statement.